Exhibit (a)(1)(A)
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS

MODERNA, INC.

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 3:59 P.M., EASTERN TIME, ON DECEMBER 12, 2025 UNLESS THIS OFFER IS EXTENDED
Unless the context requires otherwise, references in this Offer to Exchange to “Moderna,” the “Company,” “we,”
“us” and “our” refer to Moderna, Inc.
Moderna is offering eligible non-executive officer employees the opportunity to exchange certain outstanding stock options to purchase shares of our common stock for new options to purchase a lesser number of shares of our common stock (the “Replacement Options”), calculated in accordance with specified exchange ratios. We expect to grant the Replacement Options on the date on which we cancel the options accepted for exchange, which will be the day of completion of this offer. We are making this offer (the “Offer”) upon the terms, and subject to the conditions, set forth in this Offer to Exchange Eligible Options for Replacement Options (this “Offer to Exchange”) and in the related Terms of Election (the “Terms of Election” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”). Our shareholders approved the Option Exchange at the special meeting of shareholders held on November 12, 2025.
Eligibility. Only Eligible Options may be exchanged in the Option Exchange. For these purposes, “Eligible Options” are those options that:
•	were granted pursuant to our 2018 Stock Option and Incentive Plan (the “Equity Plan”);
•	have a grant date on or prior to December 12, 2024 (or, if the Option Exchange is extended, the date that is one year prior to end of the Option Exchange); and
•	have an exercise price equal to or greater than $80.00 per share.
Options that do not satisfy these conditions are not eligible to participate in the Option Exchange.
You are eligible to participate in the Option Exchange (an “Eligible Holder”) if you:
•
are an employee of Moderna or any of our subsidiaries on the date the Offer to Exchange commences and the date the Replacement Options are granted, and have not been notified by Moderna that your employment is being terminated as of the Replacement Option Grant Date (as defined below);

•	are not a member of Moderna’s Executive Committee (which includes all of our executive officers), a consultant, an advisor, or a member of Moderna’s Board of Directors; and
•	hold at least one Eligible Option as of the commencement of the Offer.
The outstanding options that you hold under the Equity Plan give you the right to purchase shares of our common stock once those options vest by paying the applicable exercise price (and satisfying any applicable tax withholding obligations).
Exchange Ratios. We established the exchange ratios described below in order to result in a fair value of the Replacement Options that will be generally equal, on an aggregate basis, to the fair value of the Eligible Options that participants surrender. The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that an employee must surrender in order to receive one share underlying a Replacement Option and vary based on the fair value of the Eligible Options within the relevant grouping.
The exchange ratios for the Option Exchange were determined using a Hull-White lattice model and are based on, among other things, the volatility of our stock, interest rates and expected exercise behavior. The Board of Directors approved the Option Exchange and recommended that our shareholders do the same based on its belief that the Replacement Options granted in the Option Exchange will provide a better incentive and motivation to employees than the Eligible Options they currently hold (which are “underwater,” meaning the Eligible Options have an exercise price that is greater than the market price for our stock), while balancing the interests of our shareholders by reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our shareholders and minimizing the accounting expense of the grants of Replacement Options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the Replacement Options and the associated accounting expense would be greater than the current fair value of the Eligible Options. Accordingly, the Replacement Options will cover fewer shares than the Eligible Options they replace to achieve the same relative fair value for accounting purposes.
The number of shares of our common stock subject to each Replacement Option, calculated according to the exchange ratios, will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement Options to purchase fractional shares will not be granted and you will not receive any cash for fractional shares. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Outstanding Eligible Options (as of November 6, 2025)	Exchange Ratio (Eligible Options to Replacement Options)
$80.00 to $99.99	2,444,102	2.0 to 1
$100.00 to $149.99	2,152,559	3.0 to 1
$150.00 to $199.99	735,061	4.0 to 1
$200.00 to $299.99	85,327	4.5 to 1
$300.00 and above	96,889	5.0 to 1

If you are eligible to participate in the Option Exchange, you can exchange your Eligible Options on a grant-by-grant basis, i.e., based on the original grant date and exercise price of the Eligible Option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your eligible separate option grants without having to exchange all of your eligible separate option grants. If you have previously exercised a portion of an eligible separate option grant, only the portion of the eligible separate option grant which has not yet been exercised will be eligible to be exchanged.
All Eligible Options that we accept pursuant to the Option Exchange will be cancelled on the day of expiration date of this Offer (the “Offer Expiration Date”), currently scheduled for 3:59 p.m., Eastern Time, on December 12, 2025, and Eligible Options elected for exchange will no longer be exercisable after that time. We expect to grant the Replacement Options on the Offer Expiration Date, with the date of grant for the Replacement Options referred to in this Offer to Exchange as the “Replacement Option Grant Date.” The Replacement Options will have a per share exercise price equal to the per share closing price of our common stock on the Nasdaq Global Select Market (“Nasdaq”) on the Replacement Option Grant Date.
If you do not want to participate in the Option Exchange, no action by you is needed and you are not required to visit the Option Exchange website. If you choose not to participate in the Option Exchange, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the Equity Plan and the option agreements under which they were originally granted.
Terms of Replacement Options. We will grant the Replacement Options, under the Equity Plan, on the Replacement Option Grant Date. In order to be granted a Replacement Option, you must remain continuously employed by Moderna or any of our subsidiaries through the Replacement Option Grant Date and have not been notified by Moderna that your employment is being terminated, as of the Replacement Option Grant Date.
The Replacement Options:
•	will have a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date;
•
will vest as follows (i) for any unvested portion of Eligible Options as of the Replacement Option Grant Date, each corresponding portion of the Replacement Option will have its original vesting date extended by one year; and (ii) for any vested portion of Eligible Options as of the Replacement Option Grant Date, 50% of the corresponding portion of the Replacement Option will vest one year after the

Replacement Option Grant Date, and the remaining 50% of the corresponding portion of the Replacement Option will vest two years after the Replacement Option Grant Date, in each case, subject to your continued service to Moderna or any of our subsidiaries through the applicable vesting date;
•	will expire on the same date as the Eligible Options for which they were exchanged in the Option Exchange;
•	will be granted as non-qualified stock options; and
•	will have the terms and be subject to the conditions as provided for in the Equity Plan and applicable option award agreement.
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange all or any of your Eligible Options. You must make your own decision regarding whether to elect to exchange all or any of your Eligible Options.
The Offer is not conditioned upon a minimum aggregate number of Eligible Options being surrendered for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange entitled “Conditions of this Offer.”
If the market price of our common stock exceeds $80.00 on the Replacement Option Grant Date, the Replacement Options that you receive in exchange for your Eligible Options may have a higher exercise price than some or all of your surrendered Eligible Options.
Our common stock is listed on Nasdaq under the symbol “MRNA.” On November 12, 2025, the closing price of our common stock on Nasdaq was $26.71 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.
As of November 6, 2025, there were Eligible Options to purchase an aggregate of 5,513,938 shares of common stock outstanding under our Equity Plan, which, if exercised in full, would represent approximately 1.4% of our total common stock outstanding as of such date, which was 390,733,636 shares.
Please see the section below entitled “Risk Factors” for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Option Exchange.

IMPORTANT
If you wish to participate in this Offer, you must submit your election electronically via the Option Exchange website at fidelitymicrosite.com/ModernaExchange on or before 3:59 p.m., Eastern Time, on December 12, 2025 (or such later time and date as may apply if the Offer is extended). Election submissions or changes that are received after this deadline will not be accepted. In order to participate in this Offer and submit your election, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents. If you do not wish to participate in this Offer, no action by you is needed and you are not required to visit the Option Exchange website.
Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. Upon submission of an election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Only responses that are properly completed and actually received by us by 3:59 p.m. Eastern Time on the Offer Expiration Date through the Option Exchange website at fidelitymicrosite.com/ModernaExchange will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents by emailing Moderna at equity@modernatx.com.
We are not disseminating this Offer to Exchange in any jurisdiction in which this Offer would not be in compliance with the laws of that jurisdiction.
THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
MODERNA HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. MODERNA HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MODERNA.
NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OR SERVICE OF MODERNA OR ANY OF OUR SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.
MODERNA RESERVES THE RIGHT TO AMEND OR TERMINATE THE EQUITY PLAN AT ANY TIME, AND THE GRANT OF A REPLACEMENT OPTION UNDER THE EQUITY PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE MODERNA TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE EQUITY PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION FOR ANY PURPOSE, INCLUDING WITHOUT LIMITATION, CALCULATING ANY SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION, BONUS, PENSION OR RETIREMENT PAYMENTS, WELFARE BENEFITS OR SIMILAR PAY OR BENEFITS, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about this Offer to Exchange. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial, legal and/or tax advisors before deciding whether to participate in this Offer to Exchange. Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.
For your ease of use, the questions and answers in this Summary Term Sheet have been separated into three sections, (i) option exchange design questions, (ii) administrative and timing questions and (iii) other important questions.
Option Exchange Design Questions
What is the Option Exchange?
The Option Exchange is being offered by Moderna to allow eligible employees of Moderna to exchange their outstanding stock options that were granted under the Equity Plan that have exercise prices equal to or greater than $80.00 for new options covering a lesser amount of shares, which we refer to as “Replacement Options.” The number of shares subject to Replacement Options that will be granted in exchange for existing Eligible Options will be determined by the exchange ratios described below. The Replacement Options will be granted on the date on which we cancel the Eligible Options accepted for exchange, which we expect will be on the expiration date of this Offer. The Replacement Options will have an exercise price equal to the closing price of our common stock on Nasdaq on the date the Replacement Options are granted, which we refer to as the “Replacement Option Grant Date.” The Replacement Options will be subject to the terms and conditions as provided for in our Equity Plan. Each Replacement Option will expire on the same date as the Eligible Options for which they were exchanged in the Option Exchange.
Replacement Options will vest as follows: (i) for any unvested portion of Eligible Options as of the Replacement Option Grant Date, each corresponding portion of the Replacement Option will have its original vesting date extended by one year; and (ii) for any vested portion of Eligible Options as of the Replacement Option Grant Date, 50% of the corresponding portion of the Replacement Option will vest one year after the Replacement Option Grant Date, and the remaining 50% of the corresponding portion of the Replacement Option will vest two years after the Replacement Option Grant Date, in each case, subject to continued service to Moderna or any of our subsidiaries through the applicable vesting date.
Why are we making this Offer?
An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of Replacement Options with a fair value that, in the aggregate, will be approximately equal to the fair value of the Eligible Options that are surrendered in the Option Exchange.
A significant majority of our employees’ options have exercise prices that exceed, in some cases significantly, the current trading price of our common stock, which remains below historical levels. We face significant competition for experienced and talented personnel in our industry, and stock options are an important part of our incentive compensation. We believe that significantly underwater stock options are less effective as performance incentives because they provide less, or no, perceived value to employee option holders, as stock options cannot be sold and only provide value to the holder when there is a positive spread between the exercise price and the current stock price.
As of September 30, 2025, we had a total of 30,972,728 shares of common stock subject to outstanding stock options under our equity plans, with a range in exercise prices from $10.90 per share to $416.70 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Pursuant to the Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. If all Eligible Options are exchanged in the Option Exchange, we estimate that the net reduction in overhang of outstanding options would be 11.1% of our stock option overhang and 0.8% of our fully diluted share count, based on 435,492,735 shares outstanding as of September 30, 2025 (assuming exercise of all outstanding stock options and vesting of all outstanding restricted stock units). Surrendered Eligible Options will be cancelled and will not be returned to the pool of shares available for future grant under the Equity Plan.
The Option Exchange is voluntary and will allow Eligible Holders to choose whether to keep their Eligible Options at existing exercise prices and terms or to exchange those options for Replacement Options with new exercise prices and vesting terms. We intend the Option Exchange to enable Eligible Holders to recognize value from their options, but this cannot be guaranteed considering the unpredictability of the stock market and vesting terms contingent upon continued service to Moderna. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)
Subject to the limitations set forth in Sections 6 and 14 of the Offer to Exchange entitled “Conditions of this Offer” and “Extension of Offer; Termination; Amendment,” respectively, we reserve the right, before the Offer Expiration Date, to terminate or amend this Offer to Exchange and to postpone our acceptance and cancellation of any Eligible Options elected for exchange if at any time on or after the date of commencement of the Offer to Exchange and prior to the Offer Expiration Date certain events have occurred.
How does the Option Exchange work?
We are offering eligible employees the opportunity to exchange their outstanding options that were issued under the Equity Plan, have been outstanding for at least one year (as of the Offer Expiration Date (defined below)), and have exercise prices equal to or greater than $80.00 for a predetermined number of Replacement Options, rounded down to the nearest whole share, based on the exchange ratios described in the table below. The outstanding options that you hold give you the right to purchase our shares of common stock once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer to Exchange, we refer to the actual options you hold to purchase our shares of common stock and not the shares of common stock underlying those options.
Replacement Options will be granted with a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date, which we expect to be on the Offer Expiration Date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender Eligible Options on or before 3:59 p.m., Eastern Time, on December 12, 2025 (the “Offer Expiration Date”), unless this Offer is extended, after which time such election will be irrevocable.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that an employee must surrender in order to receive one share of common stock underlying a Replacement Option, and vary based on the exercise price of the Eligible Options and the fair value of the Eligible Options within the relevant grouping. The exchange ratios for the Option Exchange were determined using a Hull-White lattice model and are based on, among other things, the volatility of our stock, interest rates and expected exercise behavior. The exchange ratios were set to result in an aggregate fair value of the Replacement Options approximately equal to the aggregate current fair value of the Eligible Options they replace, in order to balance the compensatory goals of the Option Exchange and the interests of our shareholders, including reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our shareholders and minimizing the accounting expense of the grants of Replacement Options. The number of shares of common stock underlying each Replacement Option will be calculated according to the exchange ratios and will be rounded down to the nearest whole share on a grant-by-grant basis (based on the grant date of the Eligible Option). Replacement Options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of November 6, 2025)	Exchange Ratio (Eligible Options to Replacement Options)
$80.00 to $99.99	2,444,102	2.0 to 1
$100.00 to $149.99	2,152,559	3.0 to 1
$150.00 to $199.99	735,061	4.0 to 1
$200.00 to $299.99	85,327	4.5 to 1
$300.00 and above	96,889	5.0 to 1

The per share exercise price of the Replacement Options will be the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date.
Unless prevented by law or applicable regulations, Eligible Options accepted for exchange will be cancelled, and Replacement Options will be granted under the Equity Plan.
Example
To illustrate how the exchange ratios work, assume that:
•
You are a non-executive officer employee of Moderna as of the Offer commencement date and remain an employee through the Offer Expiration Date and have not been notified by Moderna that your employment is being terminated, as of the Replacement Option Grant Date.

•	You have five existing option grants, each to purchase 1,000 shares of common stock, with the following per share exercise prices and hypothetical grant dates:
○	$59.15 (hypothetical grant date of July 6, 2020);
○	$416.70 (hypothetical grant date of September 5, 2021);
○	$149.52 (hypothetical grant date of March 1, 2022);
○	$80.32 (hypothetical grant date of December 8, 2023); and
○	$96.20 (hypothetical grant date of February 27, 2024).
○
Each option (other than the December 8, 2023 grant) vests as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date, and as to the remainder in 12 equal quarterly installments thereafter, subject to continued service.

○	The December 8, 2023 option grant vests as to 100% of the shares subject to the option on the second anniversary of the vesting date, subject to continued service.
○	Solely for purposes of illustration, the Replacement Option Grant Date is November 12, 2025.
If you elect to participate in the Offer:
•	You may elect to exchange four of your five existing option grants (those with per share exercise prices of $416.70, $149.52, $80.32 and $96.20) for Replacement Options.
•
Your election to exchange can cover zero shares or all 1,000 shares of each separate option grant (i.e., with the same exercise price and grant date). You cannot elect to exchange less than the full amount of a separate option grant. For example, you cannot elect to exchange 500 shares of the option grant with the exercise price of $416.70, $149.52, $80.32 and $96.20. Instead, you can elect to exchange either all options with that exercise price, or none. If you have previously exercised a portion of an eligible separate option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged.

•	You cannot elect to exchange your existing option grant with a per share exercise price of $59.15, as its exercise price is below $80.00.
•	The Replacement Options will vest as described above under “—What is the Option Exchange?”
•	The Replacement Options will have an exercise price per share of $26.71, which was the closing price of our common stock on Nasdaq on November 12, 2025.

Under these facts, the table below shows the number of shares of common stock subject to each Replacement Option you would receive were you to participate in the Offer and elect to exchange the existing Eligible Options with per share exercise prices of $416.70, $149.52, $80.32 and $96.20.

Grant Date of Eligible Option	Exercise Price of Eligible Option	Cancelled Shares Subject To Eligible Option	Exchange Ratio	Shares Subject to Replacement Option
September 5, 2021	$416.70	1,000	5.0 to 1	200
March 1, 2022	$149.52	1,000	3.0 to 1	333
December 8, 2023	$80.32	1,000	2.0 to 1	500
February 27, 2024	$96.20	1,000	2.0 to 1	500

Which options are eligible for this Offer?
Options eligible for exchange are those held by employees who are not Executive Committee members that were issued under the Equity Plan and have been outstanding for at least one year as of Offer Expiration Date and have exercise prices equal to or greater $80.00. Members of the Moderna Board of Directors, advisors and consultants are not eligible to participate in the Offer. If you are eligible to participate in the Option Exchange, the Option Exchange website will indicate which of your stock options are eligible for exchange.
Eligible Options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited prior to the Offer Expiration Date and will not be eligible to be exchanged for Replacement Options.
Who is eligible to participate in this Offer?
You are eligible to participate in the Offer if you:
•
are an employee of Moderna or any of our subsidiaries on the date the Offer to Exchange commences and the date the Replacement Options are granted, and have not been notified by Moderna that your employment is being terminated as of the Replacement Option Grant Date;

•	are not a member of Moderna’s Executive Committee (which includes all of our executive officers), a consultant, an advisor, or a member of Moderna’s Board of Directors; and
•	hold at least one Eligible Option as of the commencement of the Offer.
What if I leave Moderna before the Offer Expiration Date?
If you are no longer employed with Moderna or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason, or have been notified by Moderna that your employment is being terminated, before the Offer Expiration Date, you will not be able to participate in this Offer.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MODERNA AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) BY PAYING THE CURRENT EXERCISE PRICE DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” for additional information.
Why aren’t the exchange ratios set at one-for-one?
The exchange ratios were set to result in an aggregate fair value of the Replacement Options approximately equal to the aggregate current fair value of the Eligible Options they replace in order to balance the compensatory goals of the option exchange and the interests of our shareholders, which include reducing our total number of outstanding options, avoiding further dilution to our shareholders, and minimizing the accounting expense of the grants of Replacement Options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the Replacement Options and the associated accounting expense would be greater than the current fair value of the Eligible Options. Accordingly, the higher-value Replacement Options will cover fewer shares than the lower-value Eligible Options they replace to achieve the same relative fair value for accounting purposes.
If I participate, what will happen to my exchanged options?
Eligible Options that you elect to exchange will be cancelled on the Offer Expiration Date, which is currently scheduled for 3:59 p.m., Eastern Time, on December 12, 2025, unless this Offer is extended. Eligible Options cancelled in the Option Exchange will not be returned to the pool of shares available for issuance under the Equity Plan.
If I elect to exchange some of my Eligible Options, do I have to elect to exchange all of my Eligible Options?
No. You may elect to exchange your Eligible Options on a grant-by-grant basis (determined based on options having the same grant date and exercise price). If you elect to exchange any portion of an eligible separate option grant in the Offer, you must elect to exchange the entire eligible separate option grant. No partial exchanges of separate option grants will be permitted.
What happens to Eligible Options that I choose not to exchange or that you do not accept for exchange?
Eligible Options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.
Will I receive non-qualified stock options or incentive stock options if I participate in this Offer?
All Replacement Options issued in the Option Exchange will be granted as non-qualified stock options. See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.
What are the conditions to this Offer?
This Offer is subject to the conditions described in Section 6. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” for additional information.)
Administrative and Timing Questions
How do I participate in this Offer?
1.
If you choose to participate in the Option Exchange, you must take the following action on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date: Click on the link to the Option Exchange website in the announcement email you received from the Moderna Equity Team on November 13, 2025, announcing the Option Exchange, or go to the Option Exchange website at fidelitymicrosite.com/ModernaExchange. Log in to the Option Exchange website using your Fidelity NetBenefits login credentials.

2.
After logging in to the Option Exchange website, review the information included on the “Learn About the Program” page and then proceed to the “Make Your Selection” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the total number of shares of our common stock subject to each Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the total number of outstanding and vested shares per Eligible Option grant as of December 12, 2025 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the total number of unvested shares per Eligible Option grant as of December 12, 2025;

•	the total number of shares eligible for exchange per Eligible Option grant;
•	the applicable exchange ratio based on the exercise price of the Eligible Option grant;
•
the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds; and

•	the expiration of the Replacement Option grant.
3.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

4.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. We must receive your properly completed and submitted election by the Offer Expiration Date of the Option Exchange, currently expected to be 3:59 p.m., Eastern Time, on December 12, 2025. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email equity@modernatx.com.
If you wish to exchange any portion of an individual Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.
How do I find out the details about my existing options?
Certain information regarding your Eligible Options will be provided to you on the Option Exchange website. To access the Option Exchange Website, see the instructions immediately above under “How do I participate in this Offer?”
If you believe there is an error with respect to your personalized information presented on the Option Exchange website, please contact equity@modernatx.com. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email equity@modernatx.com.
For further details about your existing options, you should refer to the Equity Plan and the option award agreement for your Eligible Options, which are available at your Fidelity Stock Plan Account at NetBenefits.com.
What will happen if I do not submit my election by the deadline?
If you do not submit your election by the deadline, then you will not be permitted to participate in this Offer, and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.
Please note that if you do not wish to participate in this Offer, no action by you is needed and you are not required to visit the Option Exchange website. (See “Risk Factors” for additional information.)
IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.
During what period of time can I withdraw or change my previous elections?
You can withdraw or change your previously submitted election to exchange or not exchange Eligible Options at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, which is scheduled to occur on December 12, 2025, unless extended by us. If this Offer is extended beyond December 12, 2025, you can withdraw or change your election at any time until the extended expiration date of this Offer.
Election Changes and Withdrawals via the Option Exchange Website:
Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on December 12, 2025.
1.	Log in to the Option Exchange website at fidelitymicrosite.com/ModernaExchange.
2.
After logging in to the Option Exchange website, review the information included on the “Learn About the Program” page and then proceed to the “Make Your Selection” page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the total number of shares of our common stock subject to each Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the total number of outstanding and vested shares per Eligible Option grant as of December 12, 2025 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the total number of unvested shares per Eligible Option grant as of December 12, 2025;
•	the total number of shares eligible for exchange per Eligible Option grant;
•	the applicable exchange ratio based on the exercise price of the Eligible Option grant;
•
the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds; and

•	the expiration of the Replacement Option grant.
3.
On the “Make Your Selection” page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.”

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” for additional information.)
AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.
Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?
Yes, any unexercised portion of an eligible separate option grant can be exchanged. If you have previously exercised a portion of an Eligible Option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. The Replacement Option will only replace the portion of Eligible Option grant that is cancelled upon the expiration of this Offer.

Can I select which of my Eligible Options to exchange?
Yes. You can exchange your Eligible Options on a grant-by-grant basis, determined based on the current exercise price of the Eligible Option. However, no partial exchanges of eligible separate option grants will be permitted.
Can I exchange both vested and unvested Eligible Options?
Yes. You can exchange Eligible Options, whether or not they are vested. The vesting schedule for Replacement Options is described below.
What will my new option exercise price be?
The per share exercise price of the Replacement Options will be the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date, which is expected to occur on the Offer Expiration Date. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE REPLACEMENT OPTION GRANT DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date,” Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” for additional information.)
When will the Replacement Options be granted?
We expect to grant the Replacement Options on the Offer Expiration Date, which is the date we cancel options elected for exchange. The Offer Expiration Date is currently scheduled for December 12, 2025. If this Offer is extended beyond December 12, 2025, then we expect that the Replacement Options will be granted promptly following the expiration of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)
When will the Replacement Options vest?
Replacement Options will vest as follows (i) for any unvested portion of Eligible Options as of the Replacement Option Grant Date, each corresponding portion of the Replacement Option will have its original vesting date extended by one year; and (ii) for any vested portion of Eligible Options as of the Replacement Option Grant Date, 50% of the corresponding portion of the Replacement Option will vest one year after the Replacement Option Grant Date, and the remaining 50% of the corresponding portion of the Replacement Option will vest two years after the Replacement Option Grant Date, in each case, subject to your continued service to Moderna or any of our subsidiaries through the applicable vesting date.
Like all of our outstanding options, the vesting of the Replacement Options is dependent upon your continued service to Moderna through the applicable vesting date. Replacement Options are subject to the terms and conditions as provided for in the Equity Plan and may be forfeited if not vested at the time of a termination of service . (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)
What will be the terms and conditions of my Replacement Options?
Replacement Options will have terms and conditions set forth in the Equity Plan and will be subject to an applicable form of option award agreement. In addition, the number of shares subject to the Replacement Options and the Replacement Options’ exercise prices and vesting dates will be different from such terms that are applicable to Eligible Options, but the Replacement Options will otherwise have terms and conditions generally similar to the surrendered Eligible Options, including any provisions in an option agreement or other agreement providing for extended exercisability upon certain terminations.
You are encouraged to consult the Equity Plan and the form of option award agreement for complete information about the terms of the Replacement Options, which are available through Moderna’s option administration website, fidelitymicrosite.com/ModernaExchange. Each Replacement Option will expire on the same date as the Eligible Options for which they were exchanged in the Option Exchange, subject in most cases to earlier expiration of the option following termination of your service to Moderna or any of our subsidiaries. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)
What if my service relationship with Moderna is terminated after the Replacement Options are granted?
If your service relationship with Moderna or any of our subsidiaries is terminated for any reason after the Replacement Option has been granted, you will forfeit any shares of common stock underlying your Replacement Options that are unvested at the date of your termination, subject to any provisions providing for accelerated vesting. You may exercise your Replacement Options that are vested as of the date of your termination within the time set forth in your option award agreement (generally, within three months following the date of your termination of service). (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for additional information.)
What happens if Moderna is subject to a change in control AFTER the Replacement Options are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. It is possible that, after the grant of Replacement Options, we could undertake a transaction, such as a merger or other similar transaction, as a result of which the current share ownership of our Company would change such that a new group of shareholders would hold the number of votes necessary to control shareholder voting decisions. We refer to this type of transaction as a “change in control” transaction.
For information about the change in control provisions governing your Eligible Options, you can refer to our Equity Plan and the prospectus for the Equity Plan. Your option award agreement(s) and certain other agreements between you and Moderna may also contain provisions that affect the treatment of your options in the event of a change in control. Replacement Options will have the same treatment in the event of a change in control as your Eligible Options.
What happens if Moderna is subject to a change in control BEFORE the Replacement Options are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. This could include terminating this Offer and/or your right to receive Replacement Options under this Offer. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, your Eligible Options would remain outstanding pursuant to their original terms.
Any change in control transaction, or announcement of such transaction, could have a substantial effect on our share price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the Replacement Options could be drastically altered. For example, if our shares of common stock were to be acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the Replacement Options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the Replacement Options may be higher than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering Eligible Holders might have their Replacement Options convert into options to purchase shares of a different issuer. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)
Are there other circumstances where I would not be granted Replacement Options?
Yes. Even if we accept your tendered options, we will not grant Replacement Options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the Offer Expiration Date, you will not be granted Replacement Options, if at all, until all necessary government approvals have been obtained. In such an event, all options currently held by you, including all Eligible Options tendered, will remain outstanding and in effect at their original exercise price and subject to their original terms and conditions.

In addition, we will not grant Replacement Options to you if you are not an Eligible Holder on the Replacement Option Grant Date. Please see Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” for additional information.
After the Offer Expiration Date, what happens if my options end up underwater again?
The price of our common stock may not appreciate over the long term, and your Replacement Options may become underwater after the Offer Expiration Date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)
Other Important Questions
What are the U.S. federal income tax consequences of my participation in this Offer?
This Offer includes disclosures regarding the expected material U.S. federal income tax consequences of the proposed option exchange. These disclosures do not address any other tax considerations (such as state, local or foreign taxes) to which you may be subject. You should review these disclosures carefully before deciding whether or not to participate in this Offer. These disclosures are provided for your general information only, and do not constitute any tax, legal or financial advice from the Company to you, nor any recommendation from the Company to you regarding whether or not you should participate in the Offer. You are cautioned that U.S. federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances, and are subject to change at any time. If you are subject to the tax laws of a country other than the U.S., even if you are a resident of the U.S., you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. Consequently, you are urged to consult your tax advisor with respect to any questions you may have about your participation in the Offer.
Please also see Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.
How should I decide whether or not to participate?
The decision to participate must be your personal decision and will depend largely on your assumptions about the future of our business, our share price, the overall economic environment, and the performance of publicly traded stocks generally. If Replacement Options are granted with a lower exercise price than your Eligible Options, such lower exercise price may allow you to recognize value from your option sooner. There is an inflection point, however, at higher Moderna share prices where the value of the Eligible Option you surrendered would have been greater than the value of the Replacement Option. The reason for this is because your Replacement Option will cover fewer shares than the Eligible Option you surrendered. The inflection point for each option grant varies depending on the exercise price and the exchange ratio of such Eligible Option grant. You will be able to model how many new Replacement Options you would receive in exchange for your Eligible Options and evaluate this inflection point on the Option Exchange website on a grant-by-grant basis.
In addition, the Replacement Options will be completely unvested on the Replacement Option Grant Date and will take longer to fully vest than your Eligible Options, regardless of whether the Eligible Option was wholly or partially vested, and, if your service to Moderna or any of our subsidiaries terminates prior to your Replacement Options becoming fully vested, you will forfeit your unvested Replacement Options even if your surrendered options would have been fully vested.
We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE CARRIES CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE SHARE PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offer to Exchange entitled “Miscellaneous” for additional information.)
What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my Eligible Options?
Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Please contact your personal financial, legal and/or tax advisors to assist you in determining if you should exchange your Eligible Options.

What are some of the potential risks if I choose to exchange my outstanding Eligible Options?
We cannot predict how our common stock or the stock market will perform before the date that the Replacement Options will be granted, and the price of Moderna common stock may increase or decrease significantly at any time. A significant increase in the price of Moderna common stock prior to the date the Replacement Options are granted could result in the new grants having a higher exercise price than those you exchanged and could make the Replacement Options less valuable than those you exchanged. In addition, because the Replacement Option you will receive will be exercisable for fewer shares than the Eligible Option you surrendered, there is an inflection point at higher Moderna share prices where the value of the Eligible Option you surrendered would have been greater than the value of your Replacement Option. You will be able to model how many new Replacement Options you would receive in exchange for your Eligible Options and evaluate this inflection point on the Option Exchange website on a grant-by-grant basis.
The Replacement Options you receive will also have a longer vesting period than your Eligible Options, and if your service to Moderna or any of our subsidiaries terminates before the Replacement Options are vested, you will not be able to exercise any unvested Replacement Options.
Please also see the section entitled “Risk Factors” for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Option Exchange.
To whom should I ask questions regarding this Offer?
If you have questions regarding the Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document or other documents relating to the Offer), please email equity@modernatx.com.
MODERNA MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

FORWARD-LOOKING STATEMENTS
This Offer to Exchange and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties. All statements other than statements of historical facts contained in this Offer to Exchange are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Any forward-looking statements in this Offer to Exchange reflect our current views with respect to future events and with respect to our business and future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC, as updated by our subsequent filings with the SEC, as they may be updated by our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

RISK FACTORS
Participation in this Offer involves a number of potential risks and uncertainties, including those described below. The risk factors described below and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025, highlight the material risks related to Moderna that may impact your decision of participating in this Offer. You should carefully consider these risks, and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.
Risks Related to This Offer
If the price of our common stock increases after the Replacement Option Grant Date, your surrendered Eligible Options might have been worth more than the Replacement Options that you will receive in exchange for them.
Because you will receive Replacement Options covering fewer shares than the Eligible Options surrendered, your Replacement Options will have less potential for increases in value at certain significantly higher Moderna stock prices. This means that there is an inflection point at higher Moderna share prices where the value of the Eligible Options you surrendered would have been greater than the value of your Replacement Options.
If your service relationship with Moderna or any of our subsidiaries terminates before your Replacement Options vest, you will not be able to receive value for your unvested Replacement Options, but you may have been able to receive value for the Eligible Options you exchanged for the Replacement Options.
The Replacement Options will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. Accordingly, if your service relationship with Moderna or any of our subsidiaries terminates after you exchange your Eligible Options for Replacement Options, you may not be able to realize as much value from your Replacement Options as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for Replacement Options, your service with Moderna terminates, and our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying shares of common stock for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for Replacement Options, and your service with Moderna terminates after you receive Replacement Options but before such Replacement Options have vested and can be exercised, you would receive no value from the unvested portion of the Replacement Options if our stock price increases.
You may incur additional taxes in connection with the exercise of the Replacement Options for U.S. tax purposes.
For more detailed information regarding the tax treatment of stock options, see “Material U.S. Federal Income Tax Consequences.”
If you are subject to foreign tax laws, even if you are a resident of the U.S., there may be tax and social insurance consequences relating to this Offer.
If you are subject to the tax laws of another country, even if you are a resident of the U.S., you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.
Tax-related risks for tax residents of multiple countries.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS
1.	Eligibility; Number of Options; Offer Expiration Date.
Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible employees the opportunity to exchange certain outstanding Eligible Options (as defined below) to purchase our common stock for new options covering a lesser number of shares of our common stock (“Replacement Options”), calculated in accordance with specified exchange ratios. We will grant the Replacement Options on the date on which we cancel the options accepted for exchange, which will be on the expiration date of this offer (the “Replacement Option Grant Date”).
Only Eligible Options may be exchanged in the Option Exchange. For these purposes, “Eligible Options” are those options that:
•	were granted pursuant to our 2018 Stock Option and Incentive Plan (the “Equity Plan”);
•	have a grant date on or prior to December 12, 2024 (or, if the Option Exchange is extended, the date that is one year prior to end of the Option Exchange); and
•	have an exercise price equal to or greater than $80.00 per share.
Options not granted under the Equity Plan or that have an exercise price of less than $80.00 are not eligible to be exchanged in the Option Exchange.
You are eligible to participate in the Option Exchange (an “Eligible Holder”) only if you:
•
are an employee of Moderna or any of our subsidiaries on the date the Offer to Exchange commences and the date the Replacement Options are granted, and have not been notified by Moderna that your employment is being terminated as of the Replacement Option Grant Date

•	are not a member of Moderna’s Executive Committee (which includes all of our executive officers), a consultant, an advisor, or a member of Moderna’s Board of Directors; and
•	hold at least one Eligible Option as of the commencement of the Offer.
The outstanding options that you hold give you the right to purchase our shares of common stock once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer, we refer to the actual options you hold to purchase our shares of common stock and not the shares underlying those options.
If you elect to exchange options in the Option Exchange, you will not be eligible to receive Replacement Options unless you continue to be employed by Moderna through the Replacement Option Grant Date.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MODERNA AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY GENERALLY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.
If you are eligible to participate in the Option Exchange, you can exchange your Eligible Options on a grant-by-grant basis, based on the original grant date and exercise price of the Eligible Option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your Eligible Option grants without having to exchange all of your Eligible Option grants. If you have previously exercised a portion of an Eligible Option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged.
If you properly tender your Eligible Options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive

Replacement Options to purchase that number of shares of common stock determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the Equity Plan.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that you must exchange for each share of common stock underlying a Replacement Option, based on the exercise price of the existing Eligible Option. The exchange ratios were determined using a Hull-White lattice model and are based on, among other things, the volatility of our stock, interest rates and expected exercise behavior. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Outstanding Eligible Options (as of November 6, 2025)	Exchange Ratio (Eligible Options to Replacement Options)
$80.00 to $99.99	2,444,102	2.0 to 1
$100.00 to $149.99	2,152,559	3.0 to 1
$150.00 to $199.99	735,061	4.0 to 1
$200.00 to $299.99	85,327	4.5 to 1
$300.00 and above	96,889	5.0 to 1

We will not grant any Replacement Options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
Unless prevented by applicable law or regulations, Replacement Options will be granted under the Equity Plan. The Replacement Options will have the terms and be subject to the conditions as provided for in the Equity Plan and the applicable option award agreement. The Replacement Options will have a new grant date, a new exercise price, a new vesting schedule, will be classified as non-qualified stock options, will expire on the same date as the Eligible Options for which they were exchanged in the Option Exchange, and will cover a fewer number of shares of our common stock than the surrendered Eligible Option.
The per share exercise price of the Replacement Options will be equal to the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date, which we expect to be the day of the Offer Expiration Date.
The term “Offer Expiration Date” means 3:59 p.m., Eastern Time, on December 12, 2025, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Offer to Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.
For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time of each such day.
2.	Purpose of this Offer.
An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of Replacement Options with a fair value that will be approximately equal to the fair value of the Eligible Options that are surrendered in the Option Exchange.
Over the past several years, Moderna’s stock price has faced significant pressure, reflecting both vaccine industry-wide trends and company-specific challenges. Although we are optimistic about our potential future growth opportunities, the price of our common stock remains significantly below its levels in recent years. Moderna’s stock reached highs of approximately $480 per share in August 2021. However, our stock price has traded below $24 per share as recently as September 2025. On August 27, 2025, the date on which the Board approved the Option Exchange, the closing price of our common stock on Nasdaq was $25.10 per share, resulting in 90.8% of our outstanding stock options held by employees, other than our Executive Committee, being underwater on such date.
Our existing employees have remained dedicated and they are key to delivering on our strategic priorities, including returning the Company to breakeven on a cash cost basis by 2028. Retaining their know-how and services is critical to our ability to execute on our strategic plan and the Option Exchange is designed to help retain these employees over a multiyear period.
As of September 30, 2025, we had a total of 30,972,728 shares of common stock subject to outstanding stock options under our equity plans, with a range in exercise prices from $10.90 per share to $416.70 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Pursuant to the Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. If all Eligible Options are exchanged in the Option Exchange, we estimate that the net reduction in overhang of outstanding stock options would be 11.1% of our stock option overhang and 0.8% of our fully diluted share count, based on 435,492,735 shares outstanding as of September 30, 2025 (assuming exercise of all outstanding stock options and vesting of all outstanding restricted stock units).
THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE STOCK MARKET AND VESTING TERMS CONTINGENT UPON CONTINUED SERVICE.
We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, or other events, both positive and negative, could occur as a result of our operations or otherwise, that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the date we grant the Replacement Options, or we have results from our activities or other events occur, our share price could increase (or decrease) and the exercise price of the Replacement Options could be higher (or lower) than the exercise price of Eligible Options you elect to have cancelled as part of this Offer. The per share exercise price of any Replacement Options granted to you in return for options you elect to exchange will be the per share closing price of our common stock on Nasdaq on the Replacement Option Grant Date. You will be at risk of any increase in our share price during the period prior to the Replacement Option Grant Date.
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. This could include terminating your right to receive Replacement Options under this Offer. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, your Eligible Options will remain outstanding pursuant to their original terms.
Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC that are incorporated by reference into this Offer to Exchange, as of the date hereof, we have no current plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets;
•	any material change in our present dividend rate or policy, or our capitalization;
•	any other material change in our corporate structure or business;
•	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•	our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or
•	any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.
NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
3.	Procedures for Electing to Exchange Options.
Proper exchange of options. Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on December 12, 2025.
1.
Click on the link to the Option Exchange website in the announcement email you received from the Moderna Equity Team on November 13, 2025, announcing the Option Exchange, or go to the Option Exchange website at fidelitymicrosite.com/ModernaExchange. Log in to the Option Exchange website using your Fidelity NetBenefits login credentials.

2.
After logging in to the Option Exchange website, review the information included on the “Learn About the Program” page and then proceed to the “Make Your Selection” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the total number of shares of common stock subject to each Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the total number of outstanding and vested shares per Eligible Option grant as of December 12, 2025 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the total number of unvested shares per Eligible Option grant as of December 12, 2025;
•	the total number of shares eligible for exchange per Eligible Option grant;
•	the applicable exchange ratio based on the exercise price of the Eligible Option grant;
•
the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds; and

•	the expiration of the Replacement Option grant.
3.
On the “Election Form” page, make your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.”

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. We must receive your properly completed and submitted election by the Offer Expiration Date of the Option Exchange, currently expected to be 3:59 p.m., Eastern Time, on December 12, 2025. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email equity@modernatx.com.
If you wish to exchange any portion of an Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.
We may extend this Option Exchange. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on December 15, 2025 (the business day following the previously scheduled or announced Offer Expiration Date). We reserve the right to reject any Eligible Option grant tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered Eligible Option grants promptly after the expiration of the offering period.
You may change your mind after you have submitted an election and withdraw from the Option Exchange at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, as described below. You may change your mind as many times as you wish prior to such time, but you will be bound by the properly submitted election we receive last on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date. You also may change your mind about which of your Eligible Option grants you wish to have exchanged. If you wish to include more or fewer Eligible Option grants in your election, you must complete and submit a new election on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date by following the procedures described below. This new election must be properly submitted after any prior elections you have submitted and must list all Eligible Option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the Eligible Option grants you elected for exchange, you may do so at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date by following the procedures described below.
Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. Upon submission of an election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Only responses that are properly completed and actually received by us by 3:59 p.m. Eastern Time on the Offer Expiration Date through the Option Exchange website at fidelitymicrosite.com/ModernaExchange will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.
Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Option Exchange, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the Offer Expiration Date.
Moderna will not accept any alternative, conditional or contingent tenders. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your Eligible Options have been cancelled.
If you do not submit your election on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, then you will not participate in this Offer, and all Eligible Options currently held by you will remain in effect at their original exercise price and with their original terms.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 3:59 p.m., Eastern Time, on the Offer Expiration Date all properly elected Eligible Options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Option grants. We reserve the right to reject any election or any Eligible Option elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered Eligible Option grants promptly after the expiration of the offering period. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the Eligible Options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular Eligible Options. Any such waiver shall be applied consistently among all Eligible Holders.
Our acceptance constitutes an agreement.
Your election to exchange Eligible Options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options.” Our acceptance of your Eligible Options for exchange will constitute a binding agreement between Moderna and you upon the terms and subject to the conditions of this Offer.
4.	Withdrawal Rights.
You can only withdraw your elected options in accordance with the provisions of this Section 4.
You can withdraw your elected options at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, which is currently December 12, 2025. If the Offer Expiration Date is extended by us, you can withdraw your elected options at any time until the extended expiration date of this Offer. In addition, under U.S. securities laws, if we have not accepted your tendered Eligible Options by 11:59 p.m., Eastern Time, on January 13, 2026 (which is the 40th business day following the commencement of the Option Exchange), you may withdraw your tendered Eligible Options at any time thereafter up to such time as Moderna does accept your properly tendered Eligible Options.
To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from this Option Exchange, you must deliver a valid new election indicating only the Eligible Option grants you wish to exchange in the Option Exchange or a valid new election indicating that you reject the Option Exchange with respect to all of your Eligible Option grants, by completing the election process described below on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date.
Election Changes and Withdrawals via the Option Exchange Website:
Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on December 12, 2025.
1.	Log in to the Option Exchange website at fidelitymicrosite.com/ModernaExchange.
2.
After logging in to the Option Exchange website, review the information included on the “Learn About the Program” page and then proceed to the “Make Your Selection” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the total number of shares of our common stock subject to each Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;

•
the total number of outstanding and vested shares per Eligible Option grant as of December 12, 2025 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the total number of unvested shares per Eligible Option grant as of December 12, 2025;
•	the total number of shares eligible for exchange per Eligible Option grant;
•	the applicable exchange ratio based on the exercise price of the Eligible Option grant;
•
the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds; and

•	the expiration of the Replacement Option grant.
3.
On the “Election Form” page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.”

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing equity@modernatx.com. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date.
Neither Moderna nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding.
5.	Acceptance of Options for Exchange; Grant of Replacement Options.
Upon the terms and subject to the conditions of this Offer listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer,” and on the Offer Expiration Date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Offer Expiration Date. After your options have been accepted for exchange, you will receive a confirmation notice confirming that your options have been accepted for exchange and cancelled. Such notice may consist of a notification of a new option award requiring your acceptance in Moderna’s option administration system.
If your options are properly elected for exchange and accepted by us, we will cancel your elected Eligible Options on the Offer Expiration Date, and you will also be granted Replacement Options on the Replacement Option Grant Date, which is expected to be on the Offer Expiration Date.
If you cease to be an employee of Moderna, whether voluntarily, involuntarily, or for any other reason before the Offer Expiration Date, you will not be able to participate in this Offer. Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MODERNA AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS

OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY GENERALLY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.
For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn when we give written notice to the Eligible Holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your Replacement Option award agreement as promptly as practicable after the Offer Expiration Date.
6.	Conditions of this Offer.
Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer Expiration Date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto:
(a)
there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of Replacement Options;

(b)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)	make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;
(ii)	delay or restrict our ability, or render us unable, to accept for exchange or grant Replacement Options for some or all of the options elected for exchange; or
(iii)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Moderna;
(c)	there shall have occurred:
(i)	any general suspension of trading in securities on any national securities exchange or in the over-the-counter market;
(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., whether or not mandatory;
(iii)	the commencement or escalation of a war, armed hostilities or other international or national crisis directly involving the U.S.;
(iv)
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the U.S.;

(v)
any change in the general political, market, economic or financial conditions in the U.S. or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Moderna or on the trading in our shares of common stock;

(vi)	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(vii)	any material increase or decrease of the market price of our common stock that occurs during the tender offer; or
(viii)
any decline in either the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of commencement of the Offer;

(d)
a tender or exchange offer with respect to some or all of our shares of common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)
any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

(ii)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

(e)	any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or
(f)
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or share ownership of Moderna that, in our reasonable judgment, is or may have a material adverse effect on Moderna.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Offer Expiration Date (with any such waiver to be applied consistently among all Eligible Holders), in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
7.	Price Range of Common Stock Underlying the Options.
Our common stock is listed on Nasdaq under the symbol “MRNA.” As of November 12, 2025, the last reported sale price of our common stock on the Nasdaq was $26.71 per share. The following table shows, for the periods indicated, the high and low sales prices of our common stock as listed on the Nasdaq.

Fiscal Year Ending December 31, 2025	High	Low
Fourth Quarter (through November 12, 2025)	$29.45	$23.04
Third Quarter	$35.59	$23.18
Second Quarter	$30.30	$23.15
First Quarter	$48.92	$26.80
Fiscal Year Ended December 31, 2024
Fourth Quarter	$67.55	$35.80
Third Quarter	$129.39	$63.37
Second Quarter	$170.47	$97.00
First Quarter	$115.97	$84.06

Fiscal Year Ended December 31, 2023
Fourth Quarter	$105.94	$62.55
Third Quarter	$128.98	$95.02
Second Quarter	$163.24	$117.23
First Quarter	$207.51	$133.66

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
8.	Source and Amount of Consideration; Terms of Replacement Options.
We will grant Replacement Options, subject to applicable laws and regulations, in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for exchange. The number of shares of our common stock subject to the Replacement Options will be determined based upon applicable exchange ratio as described below, subject to adjustments for any stock splits, stock dividends and similar events affecting our common stock, in accordance with the terms of the Equity Plan.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that you must exchange for each share of common stock underlying a Replacement Option, based on the exercise price and the grant date of the existing eligible option. The exchange ratios were determined using a Hull-White model and are based on, among other things, the volatility of our stock, interest rates and expected exercise behavior. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of November 6, 2025)	Exchange Ratio (Eligible Options to Replacement Options)
$80.00 to $99.99	2,444,102	2.0 to 1
$100.00 to $149.99	2,152,559	3.0 to 1
$150.00 to $199.99	735,061	4.0 to 1
$200.00 to $299.99	85,327	4.5 to 1
$300.00 and above	96,889	5.0 to 1

We will not grant any Replacement Options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
As of November 6, 2025, there were outstanding Eligible Options to purchase an aggregate of 5,513,938 of the Company’s shares of common stock. If 100% of Eligible Options were to be exchanged and Replacement Options granted in accordance with the exchange ratios set out above, the number of shares of common stock underlying such Replacement Options would be 2,158,198 shares.
Terms of Replacement Options
The terms and conditions of your Eligible Options are set forth in the Equity Plan and award agreement under which they were granted. The Replacement Options will have the terms and be subject to the conditions as provided for in the Equity Plan and applicable award agreement. Each Replacement Option will expire on the same date as the Eligible Option for which they were exchanged in the Option Exchange, subject to earlier expiration of the option following termination of your service to Moderna or any of our subsidiaries.
The description of the Equity Plan set forth herein is only a summary of some of its material provisions and is not complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the Equity Plan. Information regarding our Equity Plan may be found in the S-8 Registration Statement and related prospectus prepared by us in connection with the Equity Plan. Copies of the Equity Plan and prospectus are available through the Company’s option administration system or upon request by emailing equity@modernatx.com. Copies will be provided promptly at our expense.

Vesting of Replacement Options
Replacement Options will vest as follows (i) for any unvested portion of Eligible Options as of the Replacement Option Grant Date, each corresponding portion of the Replacement Option will have its original vesting date extended by one year; and (ii) for any vested portion of Eligible Options as of the Replacement Option Grant Date, 50% of the corresponding portion of the Replacement Option will vest one year after the Replacement Option Grant Date, and the remaining 50% of the corresponding portion of the Replacement Option will vest two years after the Replacement Option Grant Date, in each case, subject to your continued service to Moderna or any of our subsidiaries through the applicable vesting date
This vesting schedule supports the nature of stock options as an incentive vehicle, recognizes the prior services and contributions of Eligible Holders and provides us with the potential for valuable additional years of personnel retention during an important time for the Company.
Vesting and exercise of Replacement Options are dependent upon your continued service to Moderna or any of our subsidiaries. Replacement Options are subject to the terms and conditions as provided for in the Equity Plan and will be forfeited if not vested at time of termination of service.
SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF MODERNA. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.
IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE A SERVICE PROVIDER OF MODERNA OR ANY OF OUR SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION, SUBJECT TO ANY PROVISIONS PROVIDING FOR ACCELERATED VESTING.
Exercise
Generally, you may exercise the vested portion of your Replacement Option at any time during the option’s term and within three months after the termination of your service with Moderna. If, however, your service to Moderna or any of our subsidiaries terminates prior to any portion of your Replacement Option becoming vested, you will forfeit the unvested portion of your Replacement Option, subject to any provisions providing for accelerated vesting. Your ability to exercise options following your termination of service may be restricted and will be subject to the terms and conditions of the Equity Plan and the applicable option award agreement.
U.S. Federal Income Tax Consequences of Options
You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the Replacement Options, as well as the consequences of accepting or rejecting this Offer.
Registration of Option Shares
All common stock issuable upon exercise of options under our Equity Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on one or more registration statements on Form S-8 filed with the SEC.
9.	Information Concerning Moderna.
Moderna, Inc. is a biotechnology company advancing a new class of medicines made of messenger RNA (“mRNA”). mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that have a therapeutic or preventive benefit with the potential to address a broad spectrum of diseases. Our platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing us the capability to pursue in parallel a robust pipeline of new development candidates. We are developing medicines across four franchises: respiratory virus vaccines, latent and other virus vaccines, oncology therapeutics and rare disease therapeutics.

We were incorporated under the laws of the State of Delaware on July 22, 2016. We are the successor in interest to Moderna LLC, a limited liability company formed under the laws of the State of Delaware in 2013. Moderna LLC was the successor in interest to Moderna Therapeutics, Inc., a Delaware corporation incorporated in 2009 as Newco LS18, Inc. by Flagship Pioneering. In August 2018, we changed our name from Moderna Therapeutics, Inc. to Moderna, Inc. Our mailing address and principal corporate office is located at 325 Binney Street, Cambridge, MA 02142, and our telephone number is (617) 714-6500.
We maintain an Internet website at the following address: www.modernatx.com. Information contained on our website does not constitute part of, and is not incorporated by reference into, this Offer to Exchange.
We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, which are incorporated herein by reference. The consolidated statements of operations data for the fiscal years ended December 31, 2024, and December 31, 2023, and the consolidated balance sheets data as of December 31, 2024 and December 31, 2023, are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The condensed consolidated statements of operations data for the nine-month periods ended September 30, 2025 and September 30, 2024, and the condensed consolidated balance sheet data as of September 30, 2025, are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.
More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 16 of this Offer to Exchange. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange.
Summary Consolidated Statements of Operations and Balance Sheets (in millions, except per share data)

	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
Operating data	2025	2024	2024	2023
Revenue	$1,266	$2,270	$3,236	$6,848
Loss from operations	$(2,217)	$(2,699)	$(3,945)	$(4,239)
Net loss	$(1,996)	$(2,441)	$(3,561)	$(4,714)
Net loss per share - basic and diluted	$(5.15)	$(6.37)	$(9.28)	$(12.33)
Weighted average common stock outstanding - basic and diluted	388	383	384	382

Balance Sheet Data	September 30, 2025 (unaudited)	December 31, 2024	December 31, 2023
Total current assets	$6,598	$8,099	$10,325
Total assets	$12,135	$14,142	$18,426
Total current liabilities	$1,681	$2,206	$3,015
Total liabilities	$2,805	$3,241	$4,572
Total stockholders’ equity	$9,330	$10,901	$13,854

We had a net tangible book value of $30.75 per share as of September 30, 2025, our latest balance sheet date. This value was calculated using the net tangible assets of $12.0 as of September 30, 2025, divided by the number of outstanding shares of common stock of 390,580,775 as of September 30, 2025.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.
Our Executive Committee (which includes all of our executive officers) and members of our Board of Directors are not eligible to participate in the Offer. Accordingly, none of these individuals are Eligible Holders or hold Eligible Options and therefore do not beneficially own any securities that are subject to this offer.
Other than (i) outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our equity incentive plans, which are described in the notes to our financial statements as set forth in our filings with the SEC, (ii) compensatory agreements, arrangements and understandings with our executive officers, as described under the “Executive Compensation” heading of our proxy statement for our 2025 annual meeting of shareholders filed with the SEC on March 11, 2025 (the “Annual Meeting Proxy Statement”), and (iii) compensatory agreements, arrangements and understandings with our nonemployee directors, as described under the “Director Compensation” heading of the Annual Meeting Proxy Statement, we are not party to any material agreements with any of our executive officers, directors or controlling persons. In addition, neither Moderna nor, to our knowledge, any of our executive officers or directors, any person controlling Moderna or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
During the 60-day period prior to the date of this Offering Memorandum, neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any of our affiliates, have engaged in any transaction involving the Eligible Options.
11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.
Options we acquire pursuant to this Offer will be cancelled on the Offer Expiration Date. We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation - Stock Compensation.” Under ASC 718, we expect to recognize the incremental compensation cost, if any, of the Replacement Options granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option granted to employees in exchange for surrendered options, measured as of the date such awards are granted, over the fair value of the option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the Replacement Options granted is forfeited prior to the completion of the service condition due to a termination of service, the compensation cost for the forfeited portion of the award will not be recognized.
12.	Agreements; Legal Matters; Regulatory Approvals.
We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of Replacement Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant Replacement Options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer.”

13.	Material U.S. Federal Income Tax Consequences.
The following is a summary of the anticipated material U.S. federal income tax consequences of the Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the U.S. or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Offer.
Tax Effects of Rejecting the Offer
In general, your rejection of the Offer will not be a taxable event for U.S. federal income tax purposes.
Tax Effects of Accepting the Offer
Neither your acceptance of the Offer nor the exchange of your Eligible Options for Replacement Options will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for Replacement Options for U.S. federal income tax purposes.
All Replacement Options issued in exchange for Eligible Options pursuant to the Offer shall be non-qualified stock options.
Taxation of Non-Qualified Stock Options (“NSOs”)
Generally, you will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, you will recognize ordinary income with respect to each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.
If and when you sell the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If you have held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If you have held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.
Withholding
We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Holder. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.
Non-U.S. Holders
If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional U.S. and/or foreign tax advice regarding your specific situation.
PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.
14.	Extension of Offer; Termination; Amendment.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving written notice, including electronically posted or delivered notices, of such extension to the Eligible Holders or making a public announcement thereof. If we extend the expiration date, we also will extend your right to withdraw tenders of Eligible Options until such extended expiration date.
We also expressly reserve the right, in our reasonable judgment, before the Offer Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving written notice of such termination, amendment or postponement to the Eligible Holders and making a public announcement, including electronically posted or delivered notices. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.
Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Eligible Holders or by decreasing or increasing the number of options being sought in this Offer.
Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Eastern Time on the next U.S. business day after the last previously scheduled or announced Offer Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change.
If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Except for a change in consideration being offered by us or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to change the percentage of securities sought or the consideration being offered by us, we will publish notice or otherwise notify you of such action in writing after the date of such notice; and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such change is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten business days following the publication, sending or giving of notice.
For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
15.	Fees and Expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.
16.	Additional Information.
We recommend that, in addition to this Offer to Exchange and the Terms of Election, you review the following materials that we have filed with the SEC, which are incorporated herein by reference, before making a decision on whether to elect to exchange your options:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 1, 2025, August 1, 2025 and November 6, 2025, respectively;
•	our Current Report on Form 8-K filed with the SEC on May 5, 2025; and

•
the description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC on December 4, 2018, as the description therein has been updated and superseded by the description of our common stock contained in Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 21, 2025, including any amendment or report filed for the purpose of updating such description.

Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.
We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Attention: Corporate Secretary
Moderna, Inc.
325 Binney Street
Cambridge, Massachusetts 02142
(617) 714-6500
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.
The information contained in this Option Exchange about Moderna should be read together with the information contained in the documents to which we have referred you.
17.	Miscellaneous.
We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. We are not disseminating this Offer to Exchange in any jurisdiction in which the Offer would not be in compliance with the laws of that jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

November 13, 2025